                                                      Exhibit 5.1














                                                      June 3, 1997





Diamond Cable Communications Plc,
  Diamond Plaza,
    Daleside Road,
      Nottingham NG2 3GG,
        England.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $420,500,000 in aggregate principal amount at maturity of 10 3/4% Senior Discount Notes due February 15, 2007 (the "Securities") of Diamond Cable Communications Plc, an English public limited company (the "Company"), we, as your special United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has

Diamond Cable Communications Plc                                             -2-

become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

         The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of English law, we note that you have been provided with the opinion, dated the date hereof, of Katherine B. Wolfsohn, Legal Director of the Company.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by you and by the Trustee

Diamond Cable Communications Plc                                             -3-



thereunder, assumptions which we have not independently verified.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Taxation" and "Validity of the Senior Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,

                                                      SULLIVAN & CROMWELL